Exhibit 99.1

For Further Information
Investor Relations:                  Derek Drysdale, 816-854-4513, derek.drysdale@hrblock.com
Media Relations:                      Gene King, 816-854-4672, gene.king@hrblock.com

H&R Block Names Gregory J. Macfarlane Chief Financial Officer

For Immediate Release May 23, 2012

KANSAS CITY, Mo. – H&R Block, Inc. (NYSE: HRB), the world’s largest tax services provider, today named Gregory J. Macfarlane as the company’s Chief Financial Officer. Mr. Macfarlane will lead all aspects of the company’s finance and reporting functions, effective June 4, 2012.

“The Board and I are extremely pleased to have a finance executive of Greg’s caliber complete our senior management team. We are confident that he will be a major contributor to our success as we focus on creating value for our clients and shareholders," said Bill Cobb, H&R Block’s President and Chief Executive Officer. "Greg brings a wealth of experience from his years of managing corporate finance for multi-billion-dollar corporations and he has an impressive track record of leadership and results both domestically and abroad. We look forward to leveraging his extensive experience in operations, financial strategy, capital markets, and real estate management to drive higher margins and improved shareholder returns."

Mr. Macfarlane joins H&R Block after most recently serving as Executive Vice President and Chief Financial Officer of Ceridian Corporation from 2007 to 2011. Prior to that, Macfarlane had more than 13 years of executive and financial experience at General Electric Company, most recently serving as Senior Vice President and Chief Financial Officer for WMC Mortgage, GE Money from 2004 to 2007.

Prior to his role at GE Money, Macfarlane served as the Senior Vice President and Chief Financial Officer at GE Partnership Marketing Group from 2001 to 2004. From 1999 to 2001, he served as Vice President and Chief Financial Officer of GE Fleet Services, Japan.  Before that, Macfarlane received multiple promotions to the level of senior audit manager in GE's Corporate Audit Staff, after his completion of GE's financial management program in 1994.

Macfarlane obtained his undergraduate degree from Wilfrid Laurier University and his MBA from the Kellogg Graduate School of Management at Northwestern University.

As previously announced on April 25, in connection with Mr. Macfarlane’s appointment, Jeff Brown, the company’s current Chief Financial Officer, will transition on June 4 to the position of Chief Accounting and Risk Officer, where he will oversee all aspects of the company’s accounting function and coordinate its enterprise risk management approach.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “would,” “should,” “could” or “may.” Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. They may include estimates of revenues, income, earnings per share, capital expenditures, dividends, liquidity, capital structure or other financial items, descriptions of management's plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes, except as required by federal securities laws. By their nature, forward-looking statements are subject to risks and uncertainties. For a discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s 2011 Annual Report on Form 10-K and in other filings by the company with the Securities and Exchange Commission.

About H&R Block
H&R Block, Inc. (NYSE: HRB) is the world’s largest tax services provider, having prepared more than 600 million tax returns worldwide since 1955. In fiscal 2011, H&R Block had annual revenues of nearly $3 billion and prepared more than 24.5 million tax returns worldwide, including Canada and Australia. Tax return preparation services are provided in company-owned and franchise retail tax offices by approximately 100,000 professional tax preparers, and through H&R Block At Home™ digital products. H&R Block Bank provides affordable banking products and services. For more information, visit the H&R Block Online Press Center.

##